PROVISIONAL APPLICATION FOR PATENT COVER SHEET
This is a request for filing a PROVISIONAL APPLICATION FOR PATENT under 37 CFR 1.53(c).

Express Mail Label No.

INVENTOR(S)

Given Name (first and middle [if any])	Family Name or Surname	Residence (City and either State of Foreign Country)
David	**Bychkov**	**1600 Tysons Blvd. 8th Floor McLean, VA 22102**

TITLE OF THE INVENTION (500 characters max)

Biofeedback Automotive Steering System

Direct all correspondence to: CORRESPONDENCE ADDRESS

☐ Customer Number — *Type Customer Number Here*

Place Customer Number Bar Code Label Here

☒ Firm or Individual Name	Exmovere Holdings Inc
Address	1600 Tysons Boulevard, 8th Floor, McLean Virginia 22102
Address	

City		State	VA	ZIP	22102
Country	USA	Telephone	703-245-8513	Fax	703-245-3001

ENCLOSED APPLICATION PARTS

- ☒ Specification *Number of Pages* 6
- ☒ Drawing(s) *Number of Pages* 2
- ☐ APPLICATION DATA SHEET. SEE 37 CFR 1.76
- ☐ CD(s), N
- Other (specify)

METHOD OF PAYMENT OF FILING FEES FOR THIS PROVISIONAL APPLICATION FOR PATENT

- ☒ Applicant claims small entity status. See 37 CFR 1.27
- ☒ A check or money order is enclosed to cover the filing fees
- ☐ The Commissioner is hereby authorized to charge filing fees or credit any overpayment to Deposit Account Number.
- ☐ Payment by credit card. Form PTO-2038 is attached.

FILING FEE AMOUNT ($) $110

This invention was made by an agency of the United States Government or under a contract with an agency of the United States Government.

- ☒ No
- ☐ Yes, the name of the U.S. Government agency and the Governement contract number are:

Respectfully Submitted,
SIGNATURE [signature] REGISTRATION NO. (if appropriate)

Date Oct. 14, '09

TELEPHONE OR PRINTED NAME
TELEPHONE 703-245-8513

Docket Number : DBYCHKOV.007A

SPECIFICATIONS

BE IT KNOWN THAT I THE SOLE INVENTOR MENTIONED HEREINABOVE, David Bychkov, Chairman and CEO of Exmovere Holdings Inc., has invented a new and valuable way to measure the emotional reactions of the driver while driving.

BACKGROUND OF THE INVENTION

Field of the Invention

This invention relates to a device configured in the vehicle which would be helpful to the drivers in measuring their emotional reactions while driving the vehicle and would be helpful in checking the mind set of the drivers like stress, fatigue and emotions. With the help of biosensor technology drivers get a more luxurious and personalized experience. The device is designed to make cars sensitive to the moods, feelings and emotions of the driver and occupants is to prevent road rage, sleepy driving and other physiology-related dangers.

OBJECTS OF THE INVENTION

The present invention provides a new and useful Device in Measuring emotional reactions of drivers in close-to-reality environments.

Most drivers are aware of the facts that things like drinking and cell phone use or such other distractions while driving increase the risk of accidents and while giving little consideration to other factors that can be even more distracting. Fatigue, stress, and our emotions have a serious effect on driving, causing serious impairments that we may not even be aware of. If

the driver is worried, upset, frightened, depressed, or even excited, driving skills can be as negatively impacted.

Many times we do have to drive after facing an emergency, for example, after being notified of the sudden illness or death of a loved one; or even after a confrontation with another person, such as a particularly upsetting incident at work.

Research has proven that human beings in the grip of negative (and sometimes positive) emotions have exhibited a distraction level even more serious than those experienced by cell phone users. Such emotions can cause otherwise excellent drivers to:

- Experience dimmed or otherwise impaired observation and reaction times.
- Fail to recognize situations, such as an abrupt slowing of traffic or debris in the road.
- Get to the point that they are unable to predict or to determine what the other drivers around us are doing.
- Make risky maneuvers and risky changes, such as cutting across several lanes of traffic to take an off-ramp, suddenly change lanes, or even to drive on the freeway shoulder.
- Lose the ability to perform driving skills that require precise timing or other subtle skills.
- Make a driver feel as though he or she is detached from the other drivers, vehicles, and conditions on the road.

General Effects of Emotions

- Interfere with your ability to think • Create mental distractions
- Create inattentiveness • Can cause you to act out your emotions
- Increase risk taking • Create a lack of concentration
- Interrupt your ability to process information
- Physical Effects of Emotions
- Heartbeat increases • Breathing quickens
- Digesting slows • Palms sweat • Feeling of exhaustion • Physical stress

That the instant device is made with the consideration that If a normal person can make all these mistakes by simply driving, what do public safety officials such as police and firemen feel? How do they react, considering their stress is compounded exponentially? What about airline pilots?

Confronted with an emergency scenario while driving, the driver's reaction time can be the difference between success and failure. Although it is an important part of driving and driver training reaction time is not easy to demonstrate. But there are exercises that can show the affect of reaction time on the decision making process.

Reaction time is the sum of the time needed for:

1. The brain to receive information from the senses. The senses we're referring to also include sensations of motion and related "seat of the pants" sensations.

2. Making decisions on what to do next. Many times, this is a reflexive reaction that carries a potential for danger with it, such as immediately smashing down on the brake pedal when we feel the car begin to skid.

3. Transmission of the messages from the brain to the muscles needed to react and move the controls.

4. The muscles to respond.

Using biosensor technology drivers get a more luxurious and personalized experience. To make cars sensitive to the moods, feelings and emotions of the driver and occupants is to prevent road rage, sleepy driving and other physiology-related dangers. The inability to manage one's emotions while driving is often identified as one of the major causes for accidents. Anger is one of the emotions that negatively affect one's driving. When drivers become angry, they start feeling self-righteous about events and anger impairs their normal thinking and judgment, their perception is altered, thus leading to the misinterpretation of events.

Other states that lead to negative effects are *frustration*, *anxiety*, *fear*, and *stress*. In order to be a safer driver on the highways, a person needs to be better aware of her emotions and possess the ability to manage them effectively. Once drivers are aware of their emotional states it becomes easier for them to respond to the situation in a safe manner, but drivers can often lack in awareness.

For example, some drivers often lack the ability to calm themselves down when they are

angry or frustrated. Another example is, sleepiness, which is one of the most dangerous states to be in while driving, yet when people find they are sleepy, they often force themselves to continue driving instead of stopping to rest.

BRIEF DESCRIPTION OF THE DRAWINGS

The following drawings further describe by illustration the advantages and objects of the present invention. Each drawing is referenced by corresponding figure reference characters within the "DETAILED DESCRIPTION OF THE INVENTION" section to follow.

FIG.1._


B
A

FIG.2


A
B

As detailed in Figure no. 1 the apparatus consists of two core elements. The electrode bars (A) integrated into the side spokes of the steering wheel at 3 and 9 o'clock positions. The PC board that connects to them is wedged behind the clock spring, in the steering column, or in the steering wheel behind the airbag. These sensor bars contain protruding electrode/thermistor nubs, each individually wired with voting circuitry to enable the system to determine optimal points to collect data and position of the hands and fingers. Part (B) is a video display embedded in the dash that shows audio-visual stimuli intended to provoke optimal driver behavior.

As detailed in Figure 2 Part A is a standard steering wheel for an automobile. Part B is a sensor bar with a clamshell design that is wedged into the wheel and features protruding electro dermal and temperature sensors optimally placed to detect skin temperature and skin conductance, and also EKG, when both hands are placed on the clamshell steering bars steering wheel.

SUMMARY OF THE INVENTION

The present invention is non-obvious and provides a new and useful device in creating an all-in-one installable system for trucks, including steering wheel or steering wheel wrap featuring all electronics, sensors, etc. Enabling that system to communicate with external vehicle devices and accessories: navigation system, driver wristwatch, key-fob, cell phone, PDA, etc. Enabling more sophisticated emotion data based biometric ID functions for drivers: fingerprint/GSR/HR key-fob, ignition, etc